Exhibit 99.1

             Williams Controls Reports Fiscal Year End 2003 Results

    PORTLAND, Ore., Dec. 29 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (the "Company") (OTC: WMCO) today announced its results for the fourth quarter and full year ended September 30, 2003. Net sales of $14,000,000 for the fourth quarter ended September 30, 2003 were 5.2% lower than the net sales of $14,771,000 recorded for the corresponding quarter last year. Net sales for the year ended September 30, 2003 decreased to $51,919,000 compared to $52,504,000 for the comparable period in fiscal 2002. The Company reported a net loss allocable to common shareholders of $908,000 or ($0.05) per share (diluted) for the fourth quarter 2003 compared to net income allocable to common shareholders of $1,704,000 or $0.03 per diluted share for the corresponding 2002 quarter. For the year ended September 30, 2003, net loss allocable to common shareholders was $1,075,000 or ($0.05) per share, compared to a net loss of $1,604,000 or ($0.08)
per share for the year ended September 30, 2002. As previously announced, on September 30, 2003 the Company sold the assets of its passenger car and light truck product lines. Excluding the estimated losses related to these product lines, pro forma net income allocable to common shareholders for the fourth quarter ended September 30, 2003 was $1,046,000, or $0.03 per diluted share and $3,881,000, or $0.16 per diluted share for the full year ended September 30, 2003.

    Net sales for heavy truck and transit bus product lines increased $992,000 for the year ended September 30, 2003; however, total net sales decreased in fiscal 2003 when compared to 2002, as a direct result of lower sales volumes in the passenger car and light truck product lines, which decreased $1,289,000.

    Net income from continuing operations for the full year ended September 30, 2003 was $816,000 compared to a net loss from continuing operations of $2,345,000 in fiscal 2002. Included in income from continuing operations for fiscal 2003 is a $951,000 gain related to a settlement with a former customer, and beginning in the fourth quarter of 2003 Series B Preferred stock dividends and accretion, which totaled $731,000. These dividends and accretion are now classified as interest expense as a result of classification requirements required by the adoption of Statement of Financial Accounting Standards No. 150. Prior to the fourth quarter of 2003, these dividends and accretion were recorded after Net income (loss). Reflected in the loss from continuing operations for fiscal 2002 is a loss on impairment of a former investment with Ajay for $3,565,000. Excluding these items, net income from continuing operations for the year ended September 30, 2003 was $596,000 compared to income of $1,220,000 for the year ended September 30, 2002. The Company attributes the earnings decline to start-up problems related to several of the Company's passenger car and light truck contracts, higher warranty costs for passenger car, light truck and heavy truck electronic throttle control systems and higher manufacturing costs in heavy truck and transit bus related primarily to the strike by the Company's union employees at the Portland facility for most of fiscal 2003. A new five year agreement was reached in August, 2003 which settled the strike. Year to year declines in gross margin of $3,647,000 were partially offset by reduced administrative costs of $1,461,000.

    Net sales in the fourth quarter 2003 were $771,000, or 5.2%, lower than the corresponding quarter in the prior year due to lower unit sales volumes in the heavy truck and transit bus product lines.

    The net loss from continuing operations in the fourth quarter of fiscal 2003 was $908,000 compared to income from continuing operations of $498,000 for the same quarter of 2002. This decrease in fourth quarter net income from continuing operations resulted from higher than anticipated startup costs associated with product launches in the passenger car and light truck product lines, the recording of additional warranty reserves and as discussed above the $731,000 of Series B Preferred stock dividends and accretion being recorded as interest expense starting in the fourth quarter of fiscal 2003. Gross margins in the fourth quarter of fiscal 2003 were $1,642,000 lower than the margins in the fourth quarter of fiscal 2002. This gross margin reduction was partially offset by reduced research and development, selling and administrative costs of $552,000.

    Net income (loss) allocable to common shareholders for the fourth quarter of 2003 was a loss of $908,000 or ($.05) per diluted share compared to income of $1,704,000 or $.03 per diluted share in the fourth quarter of fiscal 2002. Net income allocable to common shareholders for the fourth quarter of fiscal 2002 includes a charge for dividends and accretion on preferred stock of $684,000, or ($.01) per diluted share, whereas the fourth quarter ended September 30, 2003 does not include a charge for dividends and accretion as these are recorded as interest expense as explained above. For the year ended September 30, 2003, net loss allocable to common shareholders includes a charge for dividends and accretion on preferred stock of $2,011,000, or ($.10) per diluted share compared to $1,566,000 or ($.08) per diluted share for the corresponding period in fiscal 2002. Net income (loss) allocable to common shareholders for the quarter and year ended September 30, 2002 also include a $923,000 gain related to the conversion of Series A Preferred stock to Series A-1 Preferred stock. Net income
(loss) allocable to common shareholders included gains from discontinued operations of $967,000 for the fourth quarter of 2002 and $120,000 and $1,384,000 for the years ended September 30, 2003 and 2002, respectively.

    Williams Controls' Board Chairman Gene Goodson stated, "Unfortunately, we continued to have higher than expected passenger car and light truck launch costs and that combined with some lingering manufacturing problems in our heavy truck line kept our gross margins depressed." He continued, "Through the sale of our passenger car and light truck product lines and the settlement of the strike at our Portland facility we expect our gross margins to improve and our operating costs to decrease." He concluded, "Additionally, industry projections show an improvement in the truck market for next year, and we believe that we are positioned to take advantage of that improved market. We appreciate the continued support of our customers and suppliers as Williams positions itself for growth."

    Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, please visit the Company's website at www.wmco.com.

    The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward- looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.


                             Williams Controls, Inc.
                      Consolidated Statements of Operations
           (Dollars in thousands, except share and per share amounts)

                          Three        Three         Twelve         Twelve
                          months       months        months         months
                          ended        ended         ended          ended
                          9/30/03      9/30/02       9/30/03        9/30/02
                        (unaudited) (unaudited) (unaudited) (unaudited)

    Net sales             $14,000      $14,771       $51,919      $52,504
    Cost of sales          11,189       10,318        40,952       37,890
    Gross margin            2,811        4,453        10,967       14,614
    Research and
     development expense      849        1,034         3,575        3,549
    Selling expense           400          387         1,460        1,349
    Administration expense  1,671        2,051         5,325        6,786
    Gain on settlement
     with customer             --           --         (951)           --
    Loss on impairment
     of investment - Ajay      --           --            --        3,565
    Income (loss) from
     continuing operations  (109)          981         1,558        (635)
    Interest expense -
     Series B Preferred
     Stock dividends
     and accretion            731           --           731           --
    Interest and other
     (income) expenses, net    73          383           316        1,841
    Income (loss) from
     continuing operations
     before income taxes    (913)          598           511      (2,476)
    Income tax expense
     (benefit)                (5)          100         (305)        (131)
    Net income (loss)
     from continuing
     operations             (908)          498           816      (2,345)
    Discontinued Operations
     - Gain from settlement
       of obligations          --          967           120        1,384
    Net income (loss)       (908)        1,465           936        (961)
    Adjustment for
     redemption of
     preferred stock -
     Series A to A-1           --          923            --          923
    Preferred dividends
     and accretion for
     Series B Preferred Stock  --        (684)       (2,011)      (1,566)
    Net income (loss)
     allocable to
     common shareholders   $(908)       $1,704      $(1,075)     $(1,604)
    Earnings per share
     information:
    Income (loss) per
     common share from
     continuing operations
     - basic              $(0.05)        $0.04       $(0.06)      $(0.15)
    Income per common
     share from
     discontinued
     operations - basic        --         0.05          0.01         0.07
    Net income (loss)
     per common share
     - basic              $(0.05)        $0.09       $(0.05)      $(0.08)
    Weighted common
     shares outstanding
     - basic           20,125,492   19,928,522    20,104,986   19,927,667

    Income (loss)
     per common share
     from continuing
     operations
     - diluted            $(0.05)        $0.01       $(0.06)      $(0.15)
    Income per common
     share from
     discontinued
     operations - diluted      --         0.02          0.01         0.07
    Net income (loss)
     per common share
    |- diluted            $(0.05)        $0.03       $(0.05)      $(0.08)
    Weighted common
     shares outstanding
     - diluted         20,125,492   50,200,522    20,104,986   19,927,667


                             Williams Controls, Inc.
                           Consolidated Balance Sheets
                             (Dollars in thousands)


                                                   September 30, September 30
                                                       2003           2002
                                                    (unaudited) (unaudited)
    Assets
    Current Assets:
     Cash and cash equivalents                          $101           $829
     Trade accounts receivable, net                    7,015          8,280
     Other accounts receivable                         7,185            484
     Inventories, net                                  4,053          4,940
     Prepaid expenses and other current assets           330            624
      Total current assets                            18,684         15,157

    Property, plant and equipment, net                 5,647         10,530
    Other assets, net                                    576            635
      Total assets                                   $24,907        $26,322

    Liabilities and Shareholders' Deficit
    Current Liabilities:
     Accounts payable                                 $4,027         $5,326
     Accrued expenses                                  8,796          6,856
     Current portion of long-term debt
     and capital leases                                4,658          4,084
      Total current liabilities                       17,481         16,266

    Long-term Liabilities:
     Long-term debt and capital lease obligations        402          1,483
     Employee benefit obligations                      8,095          6,293
     Subordinated debt                                    --          2,139
     Mandatory redeemable Convertible
     Series B Preferred Stock, net                    16,072             --

    Mandatory redeemable Convertible
     Series B Preferred Stock, net                        --         13,109

    Shareholders' Deficit:
     Preferred stock (Series A and A-1)                    1              1
     Common stock                                        201            199
     Additional paid-in capital                       22,224         23,559
     Accumulated deficit                            (33,400)       (32,325)
     Treasury Stock                                    (377)          (377)
     Other Comprehensive Loss - Pension
      liability adjustment                           (5,792)        (4,025)

      Total shareholders' deficit                   (17,143)       (12,968)
      Total liabilities and shareholders' deficit    $24,907        $26,322



SOURCE  Williams Controls, Inc.
    -0-                             12/29/2003
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer, +1-503-684-8600/
    /Web site:  http://www.wmco.com /
    (WMCO)

CO:  Williams Controls, Inc.
ST:  Oregon
IN:  AUT TRN OTC CPR
SU:  ERN